Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Corporation Closes Private Placement of $675 Million of 6.250% Senior Notes due 2026

MECHANICSBURG, PENNSYLVANIA – December 10, 2019 – Select Medical Holdings Corporation (“Holdings”) (NYSE: SEM), today announced that Select Medical Corporation (“Select”) has completed its private placement of $675 million aggregate principal amount of its 6.250% Senior Notes due 2026 as additional notes (the “Additional Notes”) under same indenture as Select’s existing $550 million aggregate principal amount of 6.250% senior notes due 2026 that were originally issued on August 1, 2019 and, as such, will form a single series and trade interchangeably with such previously issued notes.

Selects intends to use a portion of the net proceeds of this offering, together with a portion of the net proceeds from a $615 million incremental term loan and, if required, available cash, to loan to its joint venture subsidiary, Concentra, Inc. (“Concentra”), pursuant to the terms of an intercompany loan agreement, an amount which will be used by Concentra to repay in full all currently outstanding term loan indebtedness under Concentra’s first lien credit agreement. Any remaining net proceeds from the offering will be used by Select for general corporate purposes.

The notes and related guarantees were sold in a private placement, solely to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This notice does not constitute an offer to sell the notes, nor a solicitation for an offer to purchase the notes, in any jurisdiction in which such offer or solicitation would be unlawful. Any offer of the notes will be made only by means of a private offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedicalcorp.com

SOURCE: Select Medical Holdings Corporation